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                                                                  EXHIBIT 4F (2)


                           COMMITMENT REDUCTION NOTICE



To:  The First National Bank of Chicago,
As Agent (the "Agent") under the Credit
Agreement Described Below.

Re: 364 Day Credit Agreement, dated December 15, 1998 (the "Credit Agreement"), among Dexter Corporation (the "Borrower"), the Agent, and the Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

Ladies and Gentlemen:

         The Borrower hereby gives notice under the Credit Agreement that the Scheduled Asset Sale occurred today and the Borrower has received proceeds in excess of $200,000,000.00. Pursuant to Section 2.7 of the Agreement, the Aggregate Commitment under the 364 Day Credit Agreement is automatically and permanently reduced from $300,000,000.00 to $100,000,000.00.



Very truly yours,

Dexter Corporation

By:       /s/ Dale Ribaudo

Name:     Dale Ribaudo

Title:    Treasurer

Date:     February 26, 1999